                                                     Filed Pursuant to 424(B)(3)
                                                              File No. 333-63859

Return on Investment


                             ABFS Investment Notes

                 Prospectus Supplement dated December 10, 1998.

          Begin Earning These High Rates

                     Term                   Rate                 Annual Yield
               3 to   5 Months              7.75%                    8.05%
               6 to  11 Months              8.00%                    8.32%
              12 to  17 Months              8.60%                    8.97%
              18 to  23 Months              8.70%                    9.08%
              24 to  29 Months              9.00%                    9.41%
              30 to  35 Months              9.50%                    9.96%
              36 to  47 Months              9.10%                    9.52%
              48 to  59 Months              9.35%                    9.80%
              60 to  83 Months             10.35%                   10.90%
              84 to 119 Months             10.45%                   11.01%
                    120 Months             10.75%                   11.34%
             Money Market Notes             6.15%                    6.34%*

           Minimum for Investment Notes and Money Market Notes $1,000


                           For more information, call
                                 1.800.776.4001

                                 [LOGO OMITTED]
             AMERICAN BUSINESS FINANCIAL SERVICES, INC.
             BalaPointe Office Centre
             111 Presidential Boulevard
             Bala Cynwyd, PA 19004

                                   TEN YEARS
                                Established 1988

American Business Financial Services, Inc. is a NASDAQ listed Company (ABFI).

An offer can only be made by the Prospectus dated October 20, 1998, delivered in conjunction with this Rate Supplement dated December 10, 1998. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through January 4, 1999. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

Return on Investment
                             ABFS Investment Notes

                 Prospectus Supplement dated December 10, 1998.

          Begin Earning These High Rates

                     Term                   Rate                 Annual Yield
               3 to   5 Months              8.00%                    8.32%
               6 to  11 Months              8.25%                    8.59%
              12 to  17 Months              8.85%                    9.25%
              18 to  23 Months              8.95%                    9.36%
              24 to  29 Months              9.25%                    9.69%
              30 to  35 Months              9.75%                   10.24%
              36 to  47 Months              9.35%                    9.80%
              48 to  59 Months              9.60%                   10.07%
              60 to  83 Months             10.60%                   11.18%
              84 to 119 Months             10.70%                   11.29%
                    120 Months             11.00%                   11.62%
             Money Market Notes             6.15%                    6.34%*

           Minimum To Earn These Rates On Investment Notes -- $100,000

                      Minimum for Money Market Notes -- $1,000

                   Ask About Our Rates For Larger Investments


                           For more information, call
                                 1.800.776.4001

                                 [LOGO OMITTED]
             AMERICAN BUSINESS FINANCIAL SERVICES, INC.
             BalaPointe Office Centre
             111 Presidential Boulevard
             Bala Cynwyd, PA 19004

                                   TEN YEARS
                                Established 1988

American Business Financial Services, Inc. is a NASDAQ listed Company (ABFI).

An offer can only be made by the Prospectus dated October 20, 1998, delivered in conjunction with this Rate Supplement dated December 10, 1998. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through January 4, 1999. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

Return on Investment

                             ABFS Investment Notes

                 Prospectus Supplement dated December 10, 1998.

          Begin Earning These High Rates

                     Term                   Rate                 Annual Yield
               3 to   5 Months              8.25%                    8.59%
               6 to  11 Months              8.50%                    8.87%
              12 to  17 Months              9.10%                    9.52%
              18 to  23 Months              9.20%                    9.63%
              24 to  29 Months              9.50%                    9.96%
              30 to  35 Months             10.00%                   10.51%
              36 to  47 Months              9.60%                   10.07%
              48 to  59 Months              9.85%                   10.35%
              60 to  83 Months             10.85%                   11.45%
              84 to 119 Months             10.95%                   11.57%
                    120 Months             11.25%                   11.90%
             Money Market Notes             6.15%                    6.34%*

           Minimum To Earn These Rates On Investment Notes -- $500,000

                      Minimum for Money Market Notes -- $1,000

                   Ask About Our Rates For Larger Investments


                           For more information, call
                                 1.800.776.4001

                                 [LOGO OMITTED]
             AMERICAN BUSINESS FINANCIAL SERVICES, INC.
             BalaPointe Office Centre
             111 Presidential Boulevard
             Bala Cynwyd, PA 19004

                                   TEN YEARS
                                Established 1988


American Business Financial Services, Inc. is a NASDAQ listed Company (ABFI).

An offer can only be made by the Prospectus dated October 20, 1998, delivered in conjunction with this Rate Supplement dated December 10, 1998. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through January 4, 1998. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.